EXHIBIT 99.2

Jones Soda Appoints Former Kellogg’s Executives to its Board of Directors

– Paul Norman and Clive Sirkin Join Jones’ Board as Company Introduces New Strategies to the Portfolio and its Upcoming Launch of CBD Beverage Line –

SEATTLE, Aug. 08, 2019 (GLOBE NEWSWIRE) -- Jones Soda Co. (the “Company”) (OTCQB: JSDA), a leader in the craft soda category known for its unique branding and authentic connection to its consumers, has appointed Paul Norman and Clive Sirkin to its board of directors. The two appointments were nominated by Heavenly Rx Ltd. (“HeavenlyRx”) in connection with its strategic financing agreements with the Company and certain other Company shareholders. In addition, both Vanessa Walker and Ray Silcock will be stepping down from the Company’s board of directors, which will now consist of five members and two vacancies, for a total of seven board seats.

Norman is currently chairman and CEO of HeavenlyRx, where he is focused on developing a long-term strategic direction and growing the company’s brand portfolio. Previously, Norman spent over 30 years at the Kellogg Company, a multinational food manufacturing company, and most recently served as president of the company’s North American operations. During his multi-decade career at Kellogg, Norman led various transformation efforts through strategic portfolio innovation and management that resulted in long-term, profitable growth.

Sirkin is a seasoned marketing executive who has held various executive roles in large, multinational CPG companies. Most recently, he served as chief growth officer at the Kellogg Company, where he was responsible for overseeing sales and marketing strategies, along with leading product innovation and R&D efforts. Prior to Kellogg, Sirkin held the role of chief marketing officer at Kimberly-Clark, a multinational personal care company, in which he oversaw all marketing operations across the business-to-business and business-to-consumer divisions. Mr. Sirkin is also an independent contractor to HeavenlyRx.

“Paul and Clive are industry veterans that bring a significant amount of expertise and knowledge in growing CPG brands to our board of directors,” said Jennifer Cue, CEO of Jones Soda. “Both of them have proven backgrounds in implementing and executing various strategies to expand the portfolios and footprints of household brand names. We believe they will be invaluable assets as we look to accelerate growth within our current portfolio and enter into new markets.”

Norman holds a bachelor’s degree in French studies from the University of Portsmouth, and previously was a board member for the Grocery Manufacturers Association, where he served on the executive committee. Sirkin holds a bachelor’s degree in marketing and economics from the University of Witwatersrand in South Africa. He currently serves on the board of directors for Screendragon, Generation UCAN and 70 Faces Media.

About Jones Soda Co.
Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda and Lemoncocco® brands. A leader in the premium soda category, Jones Soda is made with pure cane sugar and other high-quality ingredients, and is known for packaging that incorporates ever-changing photos sent in from its consumers. Jones’ diverse product line offers something for everyone – pure cane sugar soda, zero-calorie soda and Lemoncocco non-carbonated premium refreshment. Jones is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. For more information, visit www.jonessoda.com or www.myjones.com or www.drinklemoncocco.com.

Forward-Looking Statements Disclosure
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results include, among others: its ability to successfully execute on its growth strategies and operating plans for the future; the Company’s ability to effectively utilize the proceeds from its recent $9 million strategic financing from HeavenlyRx; the Company’s ability to develop and introduce new products to satisfy customer preferences and respond to changes in consumer demand or market acceptance for its products; the Company’s ability to develop CBD-infused beverages; the Company’s ability to manage operating expenses and generate sufficient cash flow from operations; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; consumer response to and market acceptance of the Company’s new products; competition in the Company’s industry, particularly from Coke and Pepsi as well as other producers of craft beverages; imposition of new taxes, including potential taxes on sugar-sweetened beverages; changes in pricing and SKUs of its products; its ability to maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors; its ability to maintain brand image and product quality; its ability to attract, retain and motivate key personnel; fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to protect its intellectual property; the impact of future litigation; its ability to access the capital markets for any future equity financing, and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission (“SEC”) on March 22, 2019 and in the other reports filed with the SEC since that that date. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Cody Slach
Gateway Investor Relations
1-949-574-3860
JSDA@gatewayir.com